Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Short-Term National AMT-Free Muni Bond ETF (NAT0-5) iShares National AMT-Free Muni Bond ETF(ISHMUNI)
BlackRock Municipal Income Trust (BFK)
BlackRock Municipal Income Trust II (BLE)
BlackRock High Yield Municipal Fund (BR-HYMUNI)
BlackRock Strategic Municipal Opportunities Fund of BlackRock Series Trust (BR-SMO-HY)
BlackRock Strategic Municipal Trust (BSD)
BlackRock Long-Term Municipal Advantage Trust (BTA)
BlackRock MuniHoldings Fund, Inc. (MHD)
BlackRock MuniAssets Fund, Inc. (MUA)
BlackRock MuniHoldings Fund II, Inc. (MUH)
BlackRock MuniVest Fund II, Inc. (MVT)
BlackRock MuniYield Fund, Inc. (MYD)
BlackRock Allocation Target Shares : Series E Portfolio (BATSE)
BlackRock Municipal Bond Trust (BBK)
BlackRock Investment Quality Municipal Trust (BKN)
BlackRock MuniYield Michigan Quality Fund, Inc. (MIY)
BlackRock Muni Intermediate Duration Fund, Inc. (MUI)
BlackRock MuniYield Michigan Quality Fund II, Inc. (MYM)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
08-28-2014

Security Type:
BND/MUNI


Issuer
Michigan Finance Authority (Local Government Loan
Program Revenue Bonds) Series 2014C
(Detroit Water and Sewerage Department Sewerage
Disposal System Revenue and Revenue Refunding
Local Project Bonds)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., Barclays Capital
Inc., J.P. Morgan Securities LLC, Loop Capital
Markets, PNC Capital Markets LLC, BMO Capital
Markets, GKST, Inc., Comerica Securities,
Jefferies LLC

Transaction Details

Date of Purchase
08-28-2014



Purchase Price/Share
(per share / % of par)

$112.564
(1.60)
$100.96
(4.85)
$98.468
(5.10)
$112.907
(3.44)
$105.391
(4.32)
$104.901
(4.38)
$104.575
(4.42)

Total Commission, Spread or Profit
0.3658


1.	Aggregate Principal Amount Purchased (a+b)
$32,750,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$32,750,000

b. Other BlackRock Clients
N/A

2.	Aggregate Principal Amount of Offering
$935,860,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.034994


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:09-04-2014
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:09-04-2014
Global Syndicate Team Member